Exhibit 4.5

INVESTOR AGREEMENT

This Investor Agreement (“Agreement”) is made and entered into this 9th day of September, 2021, by and between 210 Capital, LLC (“210”) and Greenidge Generation Holdings Inc. (“Greenidge”). When referred to collectively, 210 and Greenidge shall be referred to as “Parties” or individually as “Party.” This Investor Agreement provides as follows:

WHEREAS, 210 acquired 180,000 shares of Series A preferred stock (the “Series A Preferred Stock”) from Greenidge on January 29, 2021, which shares are to be automatically converted into 720,000 shares of Greenidge’s Class B common stock (pursuant to the terms of Greenidge’s Amended and Restated Certificate of Incorporation dated March 16, 2021 (“Charter”)) upon the date that a registration statement is declared effective by the SEC to register the shares of common stock issuable upon conversion of the Series A Preferred Stock (the “Preferred Stock Conversion”).

WHEREAS, shares of Greenidge’s Class B Common Stock (“Class B Shares”) are convertible into shares of Greenidge’s Class A Common Stock (“Class A Shares”) at the option of each holder pursuant to the Charter;

WHEREAS, the Parties are desirous of limiting excessive sales of Class A Shares by significant holders, and 210 is desirous of supporting Greenidge and the market for shares of Greenidge’s Class A Shares.

NOW THEREFORE, in consideration of the mutual promises, set forth in this Agreement, for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1. Conversion and Issuance Limitations.

a. 210 shall not have any right to convert class B shares and receive any portion of the 210 Shares (as defined below) to the extent that, after giving effect to any such conversion or issuance, 210, together with 210’s Affiliates (as defined below) and any other persons who are or who may be deemed to be acting as a group together with 210 or any of 210’s Affiliates (such persons, “Attribution Parties”), would beneficially own an amount of Class A Shares in excess of the Beneficial Ownership Limitation (as defined below).

b. For purposes of this Agreement, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (collectively, the “Section 13(d) Rules”), and 210 acknowledges that Greenidge is not representing and shall not represent to 210 that any calculation in respect of this Agreement is in compliance with Section 13(d) Rules. 210 further acknowledges that it is solely responsible for any schedules required to be filed in accordance with the Section 13(d) Rules or reports required to be filed under Section 16 of the Exchange Act.

c. Subject to Section 1(a), the determination of (i) whether to submit a Notice of Conversion to Greenidge and (ii) what number of the 210 Shares shall be set forth on a Notice of Conversion shall be in the sole discretion of 210. The submission of a Notice of Conversion by 210 to Greenidge shall be deemed to be 210’s determination that the 210 Shares included in such Notice of Conversion are convertible and issuable in accordance with Section 1(a) (in relation to other securities owned by 210 together with any Affiliates and Attribution Parties), and Greenidge shall be entitled to rely upon such determination and shall have no obligation to verify or confirm the accuracy of such determination.

d. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Class A Shares outstanding immediately after giving effect to the issuance of Class A Shares issuable pursuant to a pending Notice of Conversion; provided, however, that 210, upon notice to Greenidge, may increase or decrease the Beneficial Ownership Limitation, provided that (i) such revised Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of Class A Shares outstanding immediately after giving effect to the issuance of 210 Shares pursuant to a pending Notice of Conversion, (ii) the provisions of this Section 1 shall continue to apply, and (iii) any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to Greenidge. If this paragraph (or any portion hereof) is determined to be inconsistent with the intended Beneficial Ownership Limitation, it shall be amended or supplemented as necessary or desirable to properly give effect to such limitation.

e. “210 Shares” shall mean the Class A Shares to be issuable to 210 (currently in the amount of 720,000 Class A Shares) in respect of the Class B Shares to be received by 210 following the Preferred Stock Conversion of the 180,000 shares of Series A Preferred Stock owned by 210 as of the date of this Agreement, whether in the form of Class A Shares or some other class or series of common stock as may be hereafter created by Greenidge, and shall also include any equity of Greenidge that may hereafter become issuable by Greenidge in respect of such Class B Shares held by 210 following the Preferred Stock Conversion, due to a dividend, distribution, stock split, reorganization, recapitalization, change in the conversion price of the Series A Preferred Stock, or other corporate action.

f. “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

2. Conversion and Issuance of 210 Shares. Greenidge shall only convert and issue the 210 Shares, in whole or in part, to 210 at any time or times on or after the date of this Agreement in accordance with a duly executed copy or PDF copy of a Notice of Conversion in the form annexed hereto (the “Notice of Conversion”) that 210 has validly delivered to Greenidge; provided, however, that (i) the minimum number of 210 Shares that 210 can request to be issued on a Notice of Conversion shall be the lesser of 200,000 shares or the remainder of the 210 Shares not yet issued to 210, and (ii) the aggregate number of shares to be issued under this Agreement shall not be in excess of the total aggregate number of 210 Shares. Following Greenidge’s receipt of a duly executed Notice of Conversion from 210, Greenidge shall issue that number of Class A Shares specified in the Notice of Conversion to 210.

3. Notices. All notices, requests, claims, demands and other communications, including any Notice of Conversion, under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by a nationally recognized overnight courier service, or by email (with confirmation of receipt) to the respective Parties hereto at the following addresses:

If to 210:	If to Greenidge:

210 Capital, LLC	Greenidge Generation Holdings Inc.
Attention: Caryn Peeples	Attention: Chief Executive Officer
4514 Cole Avenue, Suite 1600	590 Plant Road
Dallas, TX 75205	Dresden, NY 14441
Email: Caryn@210capital.net	Email: jkirt@greenidge.com

With a copy to:	With a copy to:

Olshan Frome Wolosky, LLP	Shearman & Sterling, LLP
Attention: Adam W. Finerman, Esq.	Attention: Christopher M. Zochowski, Esq.
1325 Avenue of the Americas	401 9th Street, NW
New York, New York 10019	Suite 800
Email: afinerman@olshanlaw.com	Washington, DC 20004
Email: chris.zochowski@shearman.com

4. Recitals. The recitals contained in this Agreement are made part of this Agreement, and the Parties acknowledge and agree that each of the recitals is true and correct.

5. Entire Agreement. The Parties acknowledge that this written Agreement constitutes their entire understanding of the terms of their Agreement and no further inducements or promises have been made except as set forth herein.

6. Costs and Fees; Indemnification. The Parties agree and acknowledge that they bear their own costs and attorneys’ fees for the preparation of this Agreement. 210 indemnifies and holds Greenidge and its directors, officers and Affiliates harmless in all respects from any and all costs, fees (including attorney’s fees) and liabilities arising from this Agreement.

7. No Assignment. The Parties represent and warrant that they have neither made, nor suffered, any assignment or transfer of any right or claim or demand of any type or kind, and that they are the sole and absolute legal and equitable owners of all rights, claims, and demand which are the subject of this Agreement.

8. Governing Law. The internal laws of the State of Delaware shall govern the interpretation and enforcement of this Agreement.

9. Invalid Provisions. If any provision of this Agreement is declared invalid or unenforceable, such provision shall be deemed modified to the extent necessary and possible to render it valid and enforceable. In any event, the unenforceability or invalidity of any provision shall not affect any other provision of this Agreement and this Agreement shall continue in full force and effect and be construed and enforced as if the provision had not been included or had been modified as provided.

10. Counterparts. This Agreement may be executed in one or more counterparts and shall become effective as of the date mentioned above when each Party has executed and delivered to the other one or more counterparts hereof, each of which shall constitute an original and all of which shall constitute one and the same Agreement. Facsimile or email signature pages or pages presented in pdf format will have the same force as the originals.

11. Interpretation. This Agreement has been fully and freely negotiated by the Parties hereto, shall be considered as having been drafted jointly by the Parties hereto, and shall be interpreted and construed as if so drafted, without construction in favor of or against any one Party or on account of its participation in the drafting of this Agreement.

12. Headings. The paragraph headings set forth in this Agreement are for convenience only and shall not be used to interpret the provisions of this Agreement. Each Party has read this Agreement and understands that the consideration stated herein is all that will be received from each Party.

13. Authority. Each of the undersigned individuals represents and warrants that she or he is authorized to enter into this Agreement and has authority to bind their respective Party.

*         *         *

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer or representative on the day and year first written above.

210 Capital, LLC		Greenidge Generation Holdings Inc.

By:	Robert H. Alpert	By:	Tim Rainey
Its:	Manager	Its:	Chief Financial Officer

FORM OF

NOTICE OF CONVERSION

TO:	GREENIDGE GENERATION HOLDINGS INC.

Reference is hereby made to that certain Investor Agreement, by and between 210 Capital, LLC and Greenidge Generation Holdings Inc., dated September     , 2021 (the “Investor Agreement”). Capitalized terms in this Notice shall have the meeting ascribed in the Investor Agreement.

(1) The undersigned hereby represents that upon the conversion in accordance with this Notice of Conversion, the undersigned will not beneficially own Class A Shares in excess of the Beneficial Ownership Limitation and attaches the included executed Attestation.

(2) The undersigned hereby requests the conversion from Class B common stock to Class A common stock of _____ 210 Shares pursuant to the terms of the attached Investor Agreement and Series A Preferred Stock.

(3) Please issue said Class A Shares in the name of the undersigned in DRS book entry position with Computershare. The undersigned’s Computershare account number is ____________.

(4) Please notify Caryn Peeples (caryn@210capital.net) and Robert Alpert (rha@210capital.net), with copy to Adam Finerman, Esq. (afinerman@olshanlaw.com), upon the conversion.

SIGNED:

210 CAPITAL, LLC:

By:
Signature of Authorized Signatory of Investing Entity

Name and Title of Authorized Signatory:

Date:

Notice of Conversion & Attestation

ATTESTATION

                , a manager and/or officer of 210 Capital, LLC, swears under the penalty of perjury pursuant to 28 U.S.C. 1746, that the representations in the annexed Notice of Conversion are true and accurate in all respects.

SIGNED:

By:
Signature of Authorized Signatory

Name and Title of Authorized Signatory:

Date:

Notice of Conversion & Attestation